Exhibit 1.1

English Translation

BANCO ITAÚ CHILE BYLAWS

TITLE I

Name, Residence, Duration and Purpose.

ARTICLE ONE. The name of the special banking corporation will be “BANCO ITAÚ CHILE” (the “Bank”), and for commercial and advertising purposes it may also use the names “ITAÚ”, “ITAÚ CHILE” and “BANCO ITAÚ”.

ARTICLE TWO. The Bank will have its registered office in the city of Santiago, where its parent company or main office will operate, and will be free to open, operate and close agencies or branches inside or outside the country, with prior authorization from the corresponding authority, if applicable.

ARTICLE THREE. The duration of the Bank will be indefinite.

ARTICLE FOUR. The purpose of the Bank is to carry out activities and enter into all acts, contracts, transactions or business allowable under the General Banking Law and other applicable legal provisions and regulations.

TITLE II

Capital and Shares.

ARTICLE FIVE. The Bank’s capital is Ch$2,692,826,231,184, fully subscribed and paid in, divided into 216,347,305 nominative, common shares with no par value. At the Shareholders’ Meetings, each shareholder will have one vote for each share held or represented.

ARTICLE SIX. When a shareholder fails to pay all or part of the value of the shares subscribed by him/her in due time, the Bank may choose between: a) selling on the stock exchange—at the risk and expense of the defaulting shareholder—the number of shares necessary to pay off the outstanding balances and transfer expenses, reducing ownership to the amount of remaining shares; B) canceling the subscription in whole or in part and reducing ownership to the number of shares that are effectively resolved, selling the remaining shares on the stock exchange; and c) pursuing payment by ordinary or executive means over all assets of the defaulting shareholder.

ARTICLE SEVEN. The Bank does not acknowledge or admit fractions of shares. In the event that one or more shares belong to several people, the co-owners will be required to designate a proxy to act before the Bank in representation of all.

TITLE III

Administration.

English Translation

ARTICLE EIGHT. The Bank will be managed by the Board of Directors, notwithstanding any powers that the legal, regulatory and statutory standards reserve for Shareholders’ Meetings.

ARTICLE NINE. The Board of Directors will be composed of seven full members and one alternate. The Directors will hold their office for three years, may be re-elected indefinitely and will be renewed in full at the end of each term.

During its first meeting after the respective Ordinary Shareholders’ Meeting, the Board of Directors will appoint from among its members a Chairperson and Vice-Chairperson, who will also hold these roles in the Shareholders’ Meeting. Appointments will be made by absolute majority of the attending Directors with the right to vote and, if no one obtains absolute majority, the election will be repeated between the two directors obtaining the highest votes, and blank votes will be assigned to the person obtaining the higher number of votes. The Chairperson and Vice-Chairperson may be re-elected indefinitely.

In the event of one or more vacancies among the full Directors, the Board of Directors will proceed to appoint substitute(s), who will remain in office until the next Ordinary Shareholders’ Meeting, where a definitive appointment will be made. The Director(s) thus appointed by the Ordinary Shareholders’ Meeting will hold office only for the remainder of the term in which the Director(s) required replacement. Until the Board appoints a substitute(s), the alternate Director will fill this position. If the post of alternate Director is vacant, the same procedure described above will be followed for designation of the substitute.

ARTICLE TEN. The Directors will be compensated for their duties and the amount of compensation will be fixed annually at the Ordinary Shareholders’ Meeting.

ARTICLE ELEVEN. The meetings of the Board of Directors will be called to order and valid with the attendance of an absolute majority of the Directors. Resolutions will be adopted by absolute majority of the attending Directors with right to vote, except in cases where these Bylaws or the Law require a special majority or quorum. In the event of a tie, the chairperson of the meeting will not cast the deciding vote.

Directors who are unable to attend physically are understood to participate simultaneously and permanently through technological means with the other directors.

Attendance and participation of Directors who participated through the aforementioned technological means in the Board meeting will be certified under the responsibility of the Chairperson, or whoever acts in his/her stead, and the Secretary of the Board of Directors. This fact will be documented in the relevant minutes.

ARTICLE TWELVE. The Board of Directors must meet at least once a month. Board meetings will be ordinary and extraordinary.

English Translation

Ordinary meetings will be held at least once a month at the date, time and place previously agreed upon by the Board, and will not require a special summons.

Extraordinary meetings will be held when specially summoned by the Chairperson, or by indication of one or more Directors, and summoned by means of a notice given at least three days in advance by the communication channel determined unanimously by the Board of Directors, provided they give reasonable assurance of their fidelity or, in the absence of determination of said means, by registered mail sent to each Director at least three days in advance.

The Chairperson may convene extraordinary emergency meetings of the Board of Directors through a special summons given at least one day in advance by the communication channel determined unanimously by the Board of Directors, provided they give reasonable assurance of their fidelity or, in the absence of determination of said means, by means of a letter delivered personally to each Director by means of a notary public or the respective Chilean consul if any Director resides outside Chile. In addition, at least one day in advance, and without constituting an additional formality of summons, the Chairperson or Vice-Chairperson will notify each of the Directors by telephone, e-mail and/or fax, indicating in reasonable detail the nature of the emergency. The summons to an extraordinary meeting may be omitted if all Bank Directors are unanimously present.

Extraordinary meetings may only deal with matters specifically identified in the summons.

ARTICLE THIRTEEN. The Board of Directors represents the Bank judicially and out-of-court and for the fulfillment of the corporate purpose, a circumstance that does not need to be proven in any way to third parties. It will be invested with all powers of administration and provision that the law or these Bylaws do not establish as exclusive to the Shareholders’ Meeting, without requiring the granting of any special power, even for those acts or contracts for which the laws require such. This does not compete with the legal representation of the company by the Chief Executive Officer in accordance with the provisions of Law number 18,046 on corporations. The Board of Directors may confer mandates and delegate part of its powers to the Bank’s key executives, managers, deputy managers or legal counsel, to a director or one or more directors’ commissions and, for specific purposes, to other people.

TITLE IV

Chairperson and Vice Chairperson.

ARTICLE FOURTEEN. The Bank Chairperson will have the special duties and obligations conferred on him/her by the laws, regulations and these Bylaws. The Chairperson, or whoever acts in his/her stead, will not cast the deciding vote.

ARTICLE FIFTEEN. In case of absence or impossibility of attendance of the Bank Chairperson, s/he will be replaced by the Vice Chairperson or, in the absence thereof, by the Director appointed by the Board of Directors for that purpose.

English Translation

TITLE V

Chief Executive Officer.

ARTICLE SIXTEEN. The Bank will have a Chief Executive Officer who will be appointed by the Board of Directors, which will determine his/her attributions and duties.

The Chief Executive Officer will be responsible for the legal representation of the Bank and will be legally vested with the powers established in both paragraphs of Article 7 of the Code of Civil Procedures and will have the right to voice in Board of Directors’ meetings in which s/he participates. S/he will be responsible, along with Board members, for all agreements that may be detrimental to the Bank and shareholders, unless the minutes record an opinion to the contrary.

ARTICLE SEVENTEEN. The Board of Directors may appoint one or more Officers, assigning their attributions and duties.

ARTICLE EIGHTEEN. The Board of Directors must appoint one or more people who individually act in the absence of the Chief Executive Officer.

TITLE VI

Shareholders’ Meetings.

ARTICLE NINETEEN. Shareholders will meet in Ordinary and Extraordinary Meetings.

Ordinary Meetings will be held once a year, within the first four months, to make determinations on the subjects of their knowledge.

Extraordinary Meetings may be held at any time, when so required by corporate needs, to decide on any matter that the Law or the Bylaws submit to the Shareholders’ Meetings and whenever such matters are indicated in the corresponding summons.

When an Extraordinary Meeting must decide on matters normally specific to an Ordinary Meeting, their terms of operation and agreement will be subject, as appropriate, to the quorums applicable to this last class of Meetings.

ARTICLE TWENTY. The Meetings will be summoned by the Bank’s Board of Directors.

Meetings will be constituted in the first summons—unless the law or these Bylaws establish higher majorities—with an absolute majority of shares issued with right to vote and, in the second summons, with those present or represented by proxy, whatever their number, and resolutions will be adopted

English Translation

by absolute majority of the shares present or represented by proxy with voting rights, except for those matters that by law require a special quorum.

ARTICLE TWENTY-ONE. In the elections held at Meetings, each shareholder may accumulate his/her votes in favor of a single person or distribute them in the form s/he deems appropriate, and the candidate(s) who receive the highest number of votes in a single election will be proclaimed elected, until all seats are filled. However, the alternate Director will be elected in a separate vote from that of full Directors. The above, notwithstanding that, by unanimous agreement of the shareholders present and entitled to vote, the vote may be omitted and the election may be made by acclamation.

TITLE VII

Balance Sheet, Financial Statements and Profit Sharing.

ARTICLE TWENTY-TWO. On December 31 of each year, the Bank will draw up a Balance Sheet.

ARTICLE TWENTY-THREE. At the proposal of the Board of Directors and in proportion to shares held, the Bank will distribute annually as cash dividend to its shareholders at least thirty percent of the net profits of each year. However, dividends may not be distributed if a portion of the capital has been lost, until the loss has been repaired, or in the event that the Bank violates any of the equity requirements required by the General Banking Law.

TITLE VIII

Administration Oversight.

ARTICLE TWENTY-FOUR. The Annual Shareholders’ Meeting will annually appoint an external audit firm governed by Title XXVIII of Law No. 18,045 for the purpose of examining the Bank’s accounting, inventory, balance sheet and other financial statements and it is required to provide written notification to the next Ordinary Shareholders’ Meeting of the fulfillment of its mandate.

TITLE IX

Dissolution and Liquidation.

ARTICLE TWENTY-FIVE. The Bank will be dissolved by an agreement adopted by the Extraordinary Shareholders’ Meeting, approved by the Financial Market Commission and by other causes established by law. Liquidation will be practiced as established by law. The aforementioned is notwithstanding the content of Title XV of the General Banking Law.

TITLE X

English Translation

Jurisdiction.

ARTICLE TWENTY-SIX. All disputes or differences deriving from or relating to the Bylaws will be submitted for the knowledge and decision of a mixed arbitrator, who will interpret the Bylaws, will rule in accordance with the laws of the Republic of Chile and will process the outcome in keeping with the standards and procedures deemed appropriate by the same parties by mutual agreement, or in their absence, those determined by the same arbitrator. This arbitration is internal, and the guidelines on international business arbitration are not applicable.

The parties will designate the arbitrator by mutual agreement. In the absence of an agreement of the parties, the appointment will be made by the Santiago Ordinary Courts of Justice. In this case the status of arbitrator will be appointed to a person who has served as attorney for the Santiago Court of Appeals or the Supreme Court for a period of no less than one year. The lack of agreement will be presumed by the request made by either party to the Courts of Justice, requesting the appointment of the arbitrator. For appointment of the arbitrator, the parties are subject to the jurisdiction of the Ordinary Courts of Justice with a seat in the District of Santiago.

Arbitration will take place in Santiago, Chile and the language that will be used for arbitration will be Spanish.

TITLE XI

General Provisions.

ARTICLE TWENTY-SEVEN. In matters where these Bylaws are silent, the provisions of the General Banking Law contained in the Decree with Force of Law number three (1997) and its modifications will apply, and in their absence, the provisions applicable to public corporations under Law No. 18,046 on Corporations and their Regulations will apply, where these can be reconciled or do not contravene the General Banking Law.

TRANSITORY ARTICLES

TRANSITORY ARTICLE ONE. Payment of Capital; Exchange of Shares. The capital of the Bank is $2,692,826,231,184, which is fully subscribed and paid in, and is divided into 216,347,305 nominative, ordinary shares, without par value.

It is hereby stated for the record that at the Bank’s Extraordinary Shareholders’ Meeting held on January 19, 2023 (the “Meeting”), it was resolved to decrease the number of shares into which the capital stock is divided from 973,517,871,202 to 216,347,305, without modifying the amount of subscribed and paid-in capital. In accordance with the resolutions of the Meeting, in order to carry out the exchange of shares resulting from this decrease in the number of shares, the following procedure will be followed:

English Translation

(A)

Each shareholder of the Bank shall receive in exchange one new share for each 4,500 shares of the Bank owned at midnight of the business day prior to that on which the amendments to Article Five and Transitory Article One of the Bank’s bylaws agreed upon at the Meeting take effect, in accordance with the terms of Article Five of the Regulations of Corporations (Reglamento de Sociedades Anónimas) and Transitory Article Two. Thus, for each share held by a shareholder, he/she will receive 0.00022222222222222 new shares (the “Exchange Ratio”); which means that of the aforementioned 216,347,305 new shares into which the capital stock is divided, a back-up package of 10,000 shares has been reserved, which was not considered in the numerical calculation of the Exchange Ratio (the “Back-Up Shares”). The Back-Up Shares will be used as a buffer to cover any possible deficit of shares that may occur and that may not be covered by the remainder generated by fractions of shares not assigned by application of the Exchange Ratio, all this in order to comply with applicable regulations so that no shareholder loses its status as such as a result of the exchange.

(B)

Shareholders shall have the right to request that their share certificates be replaced by one that indicates the new number of shares in their name, or to distribute the number of their shares in a different manner.

(C)

Any shares remaining after completion of the exchange shall be formally cancelled at an Extraordinary Shareholders’ Meeting that the Board of Directors shall call to be held immediately following the next Ordinary Shareholders’ Meeting after the date on which the exchange is completed.

(D)

If at the time of the share exchange a number of Back-Up Shares in excess of 10,000 shares is ultimately required, for any cause or reason, the reverse stock split shall be deemed to have failed and the Board of Directors --in addition to providing for this situation to be reported by as a Material Fact (Hecho Esencial) and adopting all other resolutions, formalities and actions that may be required in relation to this matter-- shall call a new Extraordinary Shareholders’ Meeting to, among other matters that may be appropriate, annul the amendments to Article Five and Transitory Article One of the Bank’s bylaws agreed at the Meeting, relating to the decrease in the number of shares into which the Bank’s capital is divided.

(E)

The Board of Directors of the Bank is hereby broadly empowered, within the framework of the resolutions adopted at the Meeting, to proceed to issue the new shares and resolve to exchange them among the shareholders in Chile and abroad; to determine, fix and agree freely and with the broadest powers the form, date, time, procedure and other conditions for the issuance and exchange of the aforementioned shares; and, in general, to resolve and implement all situations, modalities, complements, modifications and details that may arise or be required in connection with the amendments to the bylaws agreed at the Meeting, including, but not limited to, the registration of the new shares in the Securities Registry maintained by the Financial Market Commission; the registration of said new shares in the

English Translation

Stock Exchanges so that they may be traded in the local market; if applicable, the registration of the new shares and the new American Depositary Shares before the Securities and Exchange Commission of the United States of America and the New York Stock Exchange; and, if applicable, those corresponding by virtue of the provisions of letter (D) above.

TRANSITORY ARTICLE TWO. Effectiveness of the Amendments to the Bylaws. (One) The amendments to the bylaws approved at the Meeting -except for the amendments to Article Five and Transitory Article One, regarding the decrease in the number of shares into which the Bank’s capital is divided-, will take effect as from the date of the resolution of the Financial Market Commission (the “CMF”) approving the amendments to the bylaws approved at the Meeting, as long as the special certificate issued by the CMF shall be duly registered and published in accordance with Article 127 of Law No. 18,046.

Notwithstanding the foregoing and for the necessary continuity of the Bank’s administration, the members of the Board of Directors in exercise on the date of the resolution issued by the CMF approving the amendments to the bylaws agreed at the Meeting, shall remain in their functions and the Board of Directors shall operate with the quorums applicable before the amendment, until the Bank’s Shareholders’ Meeting called in accordance with the Transitory Article Three (or the one to be held in its place), has elected the seven full directors and the alternate director of the Board of Directors.

(Two) The amendments to Article Five and Transitory Article One of the Bank’s bylaws agreed upon at the Meeting -related to the decrease in the number of shares into which the Bank’s capital is divided-, shall take effect on the date on which the last of the following suspensive and copulative conditions is fulfilled: (a) that the CMF approves, through the corresponding resolution, the amendments to the bylaws approved at the Meeting; (b) that the CMF registers in the Securities Registry the 216,347,305 new shares to be issued by virtue of what was approved at the Meeting; and (c) that the Stock Exchanges of the country take note in their registries the date when the material exchange of the new shares is to take place, as of which date they may be traded in the local stock market, for which purpose the Chief Executive Officer shall formally inform said Stock Exchanges, with due anticipation and in the manner provided in the regulations issued for such purpose by the CMF.

TRANSITORY ARTICLE THREE. The Board of Directors of the Bank shall call a Shareholders’ Meeting of the Bank -whether Ordinary or Extraordinary- which shall be held within 60 days following the date of the resolution issued by the CMF approving the amendments to the bylaws agreed at the Meeting, in order to elect the seven full directors and the alternate director of the Board of Directors.